Exhibit 3.145

CERTIFICATE OF LIMITED PARTNERSHIP

OF

DCT CHERRY STREET CA LP

This Certificate of Limited Partnership of DCT Cherry Street CA LP (the “Limited Partnership”) is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

1. The name of the Limited Partnership is:

DCT Cherry Street CA LP

2. The address of the registered office of the Limited Partnership in Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware. The Limited Partnership’s registered agent at that address is Corporation Service Company.

3. The name and address of the general partner of the Limited Partnership is:

NAME	ADDRESS
DCT Cherry Street CA GP LLC	518 17th Street Suite 1700 Denver, Colorado 80202

IN WITNESS WHEREOF, the undersigned, the sole general partner of the Limited Partnership, has caused this Certificate of Limited Partnership to be duly executed as of the 2nd day of June, 2006.

DCT CHERRY STREET CA GP LLC

By:	/s/ Michael J. Perlowski
Name: Michael J. Perlowski
Title: Authorized Person